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                                   EXHIBIT 12
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                        MERIDIAN INDUSTRIAL TRUST, INC.
                      COMPUTATION OF RATIO OF EARNINGS TO
              COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
                    FOR THE YEAR ENDED DECEMBER 31, 1996 AND
       FOR THE PERIOD FROM MAY 18, 1995 (INCEPTION) TO DECEMBER 31, 1995
                         (IN THOUSANDS, EXCEPT RATIOS)

                                                                                                         FROM
                                                                                                     MAY 18, 1995
                                                                                        YEAR ENDED        TO
                                                                                       DECEMBER 31,  DECEMBER 31,
                                                                                           1996          1995
                                                                                       ------------  ------------

EARNINGS:
Income from operations before gain on sale of properties and extraordinary item......   $   11,161    $   (1,293)
Interest expense (1).................................................................        6,065             5
                                                                                       ------------  ------------
  TOTAL EARNINGS.....................................................................   $   17,226    $   (2,288)
                                                                                       ------------  ------------
                                                                                       ------------  ------------
FIXED CHARGES:
Interest expense (1).................................................................   $    6,065             5
Capitalized interest.................................................................          561        --
Preferred Dividends..................................................................        2,412            29
                                                                                       ------------  ------------
  TOTAL FIXED CHARGES AND PREFERRED DIVIDENDS........................................   $    9,038            34
                                                                                       ------------  ------------
                                                                                       ------------  ------------
Ratio of earnings to fixed charges (excluding preferred dividends)...................         2.60        --    (2)
                                                                                       ------------  ------------
                                                                                       ------------  ------------
Ratio of earnings to combined fixed charges and preferred dividends..................         1.91        --    (2)
                                                                                       ------------  ------------
                                                                                       ------------  ------------
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Note:

(1) Includes amortization of deferred financing fees.

(2) Indicates a ratio of less than zero. The Company was incorporated on May 18, 1995. Except for interest earned on its investments and general and administrative expenses incurred and accrued, the Company had no other activities prior to February 23, 1996, the date of the Merger.